UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 1, 2016 (August 31, 2016)

TetraLogic Pharmaceuticals Corporation

(Exact name of Registrant as specified in its charter)

Delaware	001-36208	42-1604756
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

343 Phoenixville Pike
Malvern, PA 19355
(610) 889-9900

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive
Offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 31, 2016, TetraLogic Pharmaceuticals Corporation (“TetraLogic” or the “Company”)) received an additional staff delisting determination letter (the “Determination Letter”) from the Listing Qualifications Department of The NASDAQ Stock Market LLC (“Nasdaq”) notifying TetraLogic that it has not regained compliance with the $1.00 Minimum Bid Price requirement as set forth in Nasdaq Listing Rule 5450(a)(1) (“Bid Price Rule”). As previously disclosed in TetraLogic’s Current Report on Form 8-K filed on February 26, 2016, on February 23, 2016, the Company received a written notice from the Listing Qualifications department of The Nasdaq Stock Market indicating that the Company was not in compliance with the $1.00 Minimum Bid Price requirement set forth in Nasdaq Listing Rule 5450(a)(1) for continued listing on the Nasdaq Global Market.  To regain compliance, during the period commencing on February 23, 2016 and ending August 22, 2016, the bid price of the Company’s common stock was required to close at or above $1.00 per share for a minimum of ten consecutive business days.

The Determination Letter also notified the Company that it has not regained compliance with the minimum $15 million market value of listed securities requirement as required for continued listing on The NASDAQ Stock Market and set forth in NASDAQ Listing Rule 5450(b)(2)(C) (the “MVPHS Rule”). As previously disclosed in TetraLogic’s Current Report on Form 8-K filed on February 26, 2016, on February 23, 2016, the Company received a written notice from Nasdaq indicating that the Company was not in compliance with the MVPHS Rule requirement for continued listing on the Nasdaq Global Market.  To regain compliance, during the period commencing on February 23, 2016 and ending August 22, 2016, the Company needed to evidence a closing market value of listed securities of at least $15 million for a minimum of 10 consecutive business days.

Nasdaq’s determination (the “Delisting Determination”) will not immediately result in the delisting of TetraLogic’s common stock.  TetraLogic timely requested a hearing to appeal the Delisting Determination.  The hearing occurred on August 25, 2016.  Under Nasdaq rules, while the appeal process is pending, the suspension of trading of TetraLogic’s common stock and the filing of the Form 25-NSE will be stayed, and TetraLogic ‘s common stock will continue to trade on The Nasdaq Global Market until the Nasdaq hearing panel (the “Panel”) makes a determination after the hearing.  There can be no assurance that TetraLogic will be successful in its appeal, that the Panel will grant TetraLogic an additional compliance period prior to suspension and delisting of TetraLogic’s common stock from The Nasdaq Global Market or that, if the Panel grants TetraLogic an additional compliance period, it would be able to regain compliance with Nasdaq Listing Rules 5450(a)(1) and 5450(b)(2)(C) within the required time period.

The delisting of TetraLogic’s common stock from The Nasdaq Global Market would be considered a fundamental change under the indenture for TetraLogic’s 8% convertible senior notes due June 15, 2019 (the “8% Notes”), and TetraLogic could be required by the noteholders to purchase for cash all of the outstanding 8% Notes at a purchase price equal to 100% of the principal amount of the 8% Notes ($43.75 million of which are outstanding as of June 30, 2016) plus accrued and unpaid interest. Should the delisting of the common stock occur during the second half of 2016, TetraLogic does not currently have sufficient funds on hand to satisfy the put obligations for the 8% Notes if all holders exercise their put right.

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Delisting from The Nasdaq Global Market could also significantly affect the ability of investors to trade TetraLogic’s common stock and negatively affect the value and liquidity of the common stock.  Moreover, delisting could adversely affect TetraLogic’s ability to raise additional financing through the public or private sale of securities, which may result in adverse effects on TetraLogic’s operations and ability to continue as a going concern in the future.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 1, 2016	TetraLogic Pharmaceuticals Corporation

	By:	/s/ Richard L. Sherman
Name: Richard L. Sherman
Title: Senior Vice President, Strategic Transactions, General Counsel and Secretary

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